Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT
THIS SEPARATION AND GENERAL RELEASE AGREEMENT (this “Agreement”) is made as of February 27, 2014 by OMNICARE, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), and RANDALL CARPENTER (“Executive”), collectively referred to as the “Parties.”
RECITALS:
WHEREAS, Executive is the Senior Vice President, Chief Information Officer for the Company;
WHEREAS, Executive and the Company were parties to a certain Employment Agreement dated March 25, 2011, which expired on May 2, 2013 (the “Employment Agreement”);
WHEREAS, Executive is currently an at-will employee of the Company;
WHEREAS, Executive and the Company are parties to a certain Senior Executive Severance Plan dated April 26, 2013 (the “Severance Plan”);
WHEREAS, Executive and the Company are parties to a Performance Restricted Stock Unit Award Agreement and several other Award Agreements by letters dated February 22, 2013; April 30, 2012; and May 2, 2011 (collectively, the “Awards”);
WHEREAS, Executive and the Company mutually agree that Executive’s employment will terminate on March 28, 2014 and that he has the opportunity to remain employed during the Transition Period (as defined below) to assist with the transition of certain responsibilities and tasks related to the Company’s information systems;
WHEREAS, subject to the conditions herein, should Executive remain employed during the Transition Period, when his employment ends Executive will be entitled to the payments and benefits set forth in Section 3 of this Agreement if at that time he executes and does not revoke his signature to the additional General Release attached as Exhibit B hereto (the “Release”);
WHEREAS, with the Parties’ execution of this Agreement, the obligations of the Company, if any, with respect to the Employment Agreement, Severance Plan, and Awards will terminate; and
WHEREAS, the Parties wish to settle their mutual rights and obligations arising from such separation from employment subject to the terms and conditions as hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties hereto, the Parties agree as follows:
1.    Termination of Omnicare Agreements. Except as provided in Section 8 of this Agreement, the Parties agree that as of the date on which this Agreement is fully executed, the Employment Agreement, Severance Plan, Awards, and all other contracts or agreements existing between Executive and the Company (collectively, the “Omnicare Agreements”) will terminate (the “Omnicare Agreements Termination Date”). This Agreement, and any exhibits hereto, shall stand in the place of the Omnicare Agreements and constitute the only contractual relationship between the Parties.
2.    Termination of Employment.
(a)    The Parties intend that Executive shall remain employed with the Company in order to assist with the transition of responsibilities and tasks within the information services function (the “Transition Period”). The Parties agree that Executive’s employment with the Company will end no later than the date that the Transition Period is complete (the “Employment Termination Date”). As of the date of this Agreement, the Parties anticipate that the Transition Period will be completed and the Employment Termination Date will be March 28, 2014. Executive agrees that he must sign and not revoke his signature to the attached Release in order to be entitled to the benefits set forth in Section 3 of this Agreement.
(b)     Executive agrees that until his Employment Termination Date he shall perform those tasks, and either be present at the Company’s offices or be available, as directed by the Chief Executive Officer and/or President and Chief Operating Officer or their designee and thereby contribute toward a meaningful transition of his duties, including IT, client, customer, and other business relationships.  As part of such transition, (on or before the Employment

Termination Date), Executive shall: (i) provide to the Chief Executive Officer and/or President and Chief Operating Officer or their designee in a format directed, a plan for the transition of IT and all other duties and business relationships under Executive’s control and responsibility to a Company representative as designated by the Chief Executive Officer and/or Chief Operating Officer; (ii) fully cooperate as requested in calling clients and communicating Omnicare’s message (to both clients and employees) as provided to him by the Chief Executive Officer and/or President and Chief Operating Officer or their designee to effectuate a smooth transition; and (iii) provide to the Chief Executive Officer and/or President and Chief Operating Officer or their designee all of Executive’s IT, operational, institutional and business knowledge and all of the customer and contractual information known by Executive that relate to the performance of Executive’s duties for the Company.   Executive shall also participate in the interview referred to in Section 7 (a) below.
(c)    Executive shall also make himself available after the Employment Termination Date, from time to time as needed and provide information and assistance to the Company and its affiliates that relate to his prior positions with and work conducted on behalf of the Company and its affiliates. Such assistance shall include, but not be limited to providing the Chief Executive Officer and/or President and Chief Operating Officer or their designee all of Executive’s operational, institutional, IT and  business knowledge and all of the customer and contractual information known by Executive that relate to the performance of Executive’s duties for the Company. Executive shall not remove, copy, or utilize any of the Company’s files, memoranda, documents, records, electronic records, or software except as in the interest of the Company in the performance of the tasks he is to perform pursuant to this Section 2(c).
3.    Separation Benefits. Subject to Executive’s execution of this Agreement on the date hereof and the non-revocation of such signature, should Executive remain employed through the Transition Period and execute within three (3) business days following the Employment Termination Date the Release attached as Exhibit B and not revoke his signature to the Release, the Company shall provide Executive with the following benefits:
(a)    Severance. The Parties understand that the Executive’s termination of employment with the Company will be treated as a “Qualifying Termination,” as defined by the Severance Plan. Accordingly, the Company shall pay the Executive an aggregate severance amount of Six Hundred, Twenty-Two Thousand and Eight Hundred Dollars ($622,800) (the “Severance Amount”), in cash, payable ratably for eighteen (18) months in accordance with the Company’s standard payroll practices. Such eighteen (18) month period will begin within fourteen (14) days following the expiration of the seven (7) day revocation period set forth in the Release (Exhibit B).
(b)    Pro-Rata Bonus. For the avoidance of doubt, the Parties agree that Executive is not entitled to any Pro-Rata bonus under the Company’s Annual Incentive Plan, or any other plan or policy, upon the termination of his employment or in the future.
(c)    Vesting of Stock Awards. The 10,000 shares of restricted stock granted to Executive on May 2, 2011 but not yet vested or exercisable shall immediately become fully vested on the Omnicare Agreements Termination Date and will thereafter be freely transferable (subject to any restrictions under applicable securities law or the Company’s insider trading policy for senior executives). Further, the 20,625 shares of restricted stock granted to Executive on April 30, 2012 but not yet vested or exercisable shall immediately become fully vested on the Omnicare Agreements Termination Date and will thereafter be freely transferable (subject to any restrictions under applicable securities law or the Company’s insider trading policy for senior executives).
(d)    Welfare Benefits. To the extent permitted by applicable law, and provided the Company is able to provide such benefits without the imposition on the Company of any tax or penalty, if Executive timely elects and pays for continuation coverage under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will reimburse Executive for the Company’s portion (as in effect from time to time for active employees of the Company) of the premium for such coverage for Executive and his eligible dependents for eighteen (18) months; provided, however, that (i) if the Company determines that it cannot continue such payments without penalties or adverse tax consequences to the Company, the Company shall pay directly to Executive a lump-sum cash amount equal to the then-unpaid amount of the Company’s portion of the premium for such coverage, provided that such cash payment does not result in any such penalties or adverse tax consequences and (ii) in the event Executive obtains other employment that offers substantially similar or more favorable benefits, taken as a whole, such premium payments by the Company or other rights under this Section 3(d) shall immediately cease.

(e)    Outplacement Services. The Company shall reimburse Executive up to Ten Thousand Dollars ($10,000) for the Executive Transition program with Lee Hecht Harrison. All expenses for the Executive Transition program will be billed directly to Company.
(f)     Ayco. Executive shall be entitled to receive services from The Ayco Co., LP through calendar year 2014.
(g)    Consequences of Revocation of Release. If Executive’s signature to this Agreement is revoked prior to the expiration of the seven (7) day revocation period set forth in Section 10(b), then any payments, benefits or rights provided pursuant to Section 3 of this Agreement shall be forfeited, and upon such revocation, any of the Company’s obligations under this Agreement shall be null and void ab initio, and the Omnicare Agreements shall in any event terminate. If Executive’s signature to the General Release (Exhibit B) is revoked prior to the expiration of the seven (7) revocation period set forth in the Release, then any payments, benefits or rights provided pursuant to Section 3 shall be forfeited. In the event the General Release (“Exhibit B”) is revoked, Executive’s employment shall in any event cease as of the Employment Termination Date, and upon such revocation, any of the Company’s obligations under this Agreement shall be null and void ab initio, and the Omnicare Agreements shall in any event terminate.
4.    Benefits Otherwise Due to Executive.
(a)    Accrued Salary/Vacation Time/Business Expenses. Following the separation of Executive’s employment, Executive shall be entitled to receive from the Company Executive’s accrued but unpaid base salary through the date he separates from his employment. Executive shall also be entitled to his accrued and unused PTO through the date he separates from his employment, which the Parties agree will be no more than Seventeen Thousand, Seven Hundred and Sixty Dollars ($17,760), representing 88.97 hours of PTO, and any unreimbursed business expenses through the date he separates from his employment.
(b)    Other Benefits. Following the separation of his employment, Executive will be paid any amount due under any other welfare and pension benefit plan of the Company in accordance with the terms of each such plan and applicable law. Except as specifically provided in this Agreement, Executive will not be due any other payments or benefits from the Company in connection with the separation of Executive’s employment, including, without limitation, any payments under any formal or informal benefit or severance plan of the Company or any equity or cash-based award agreement.
5.    Other Company Stock and Relocation Expenses. To avoid any confusion, the Parties acknowledge and agree that:
(a)    As of the date of this Agreement, Executive has been fully reimbursed for all relocation expenses incurred as a result of Executive’s transition/relocation to Omnicare and is not entitled to any additional compensation associated with Executive’s relocation/transition.
(b) The 4,693 restricted shares of common stock granted to Executive in the Award Agreement letter dated February 22, 2013 but not yet vested or exercisable shall be forfeited on the Employment Termination Date.
(c)    The 7,039 performance stock units granted to Executive in the Performance Restricted Stock Unit Award Agreement but not yet vested or exercisable shall be forfeited on the Employment Termination Date.
(d)    The 1,173 claw-back performance stock units granted to Executive and referred to as “Claw-Back Shares” in the Performance Restricted Stock Unit Award Agreement shall be forfeited on the Employment Termination Date.
    (e)    The 840 stock options granted to Executive in the Stock Plus Program but not yet vested or exercisable shall automatically vest per the terms of the Stock Plus Program plan.
(f)    Executive has satisfied all repayment obligations pertaining to his relocation expenses. The Company is not entitled to any additional payments from Executive concerning his relocation.
6.    No Consideration Absent Execution of this Agreement and No Additional Payment Owed. Executive understands and agrees that Executive would not receive the monies or benefits specified in Section 3 of this Agreement except for Executive’s execution of and non-revocation of Executive’s signature to this Agreement and the fulfillment of the promises contained herein, and Executive’s execution of and non-revocation of Executive’s signature to the Release attached as Exhibit B and the fulfillment of the promises contained therein. Except as provided in Section 4, Executive shall not be due any payments or benefits from the Company in connection with Executive’s employment or the termination of his employment. Executive further acknowledges and agrees that the payments reflected in Section 3 of this Agreement include payment for other severance or salary continuation obligations due from the Company, if any, and that Executive is owed no additional payment under any plan, agreement or policy outside of the payments provided for in this Agreement.
7.    Cooperation.
(a)    In consideration for the payments and benefits to Executive hereunder, Executive hereby agrees that Executive shall reasonably cooperate with the Company and its affiliates and provide information and assistance to the Company and its affiliates that relate to his prior positions with and work conducted on behalf of the Company and its affiliates. Such assistance shall include, but not be limited to providing the Chief Executive Officer and/or President and Chief Operating Officer or their designee all of Executive’s operational, institutional, IT and  business knowledge and all of the customer and contractual information known by Executive that relate to the performance of Executive’s duties for the Company. In connection with Executive's cooperation duties and responsibilities under this Section 7, Executive shall provide, within fifteen (15) days following the execution of this document by both Parties, an exit interview with an individual or individuals designated by the Company. Executive hereby represents and warrants that during such exit interview Executive shall provide a thorough and comprehensive description of all facts known to him personally, to the full extent of Executive’s knowledge or belief, that the Company or any of the Releasees (as defined herein) has violated or is currently in violation of any federal or state law, regulation, standard, requirement, or Corporate Compliance Program (specifically including but not limited to the Federal False Claims Act, 31 U.S.C. § 3729 et seq., or any state law equivalent, the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a, the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812, or the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b et seq.).
(b)    Executive further agrees to assist the Company and its affiliates with respect to all reasonable requests to provide documents, testify, or otherwise assist in connection with any legal proceeding or matter relating to the Company and its affiliates, including but not limited to, any Federal, state or local audit, proceeding or investigation, other than proceedings relating to the enforcement of this Agreement or other proceedings in which the Executive is a named party whose interests are adverse to those of the Company. Executive also hereby consents to testify on behalf of the Company should the Company designate him to testify pursuant to a subpoena served on the Company pursuant to Rule 30(b)(6) of the Federal Rules of Civil Procedure or any similar state or agency rule. All such requests to provide services, including any subpoenas, shall be scheduled with good faith consideration for Executive’s personal, employment, and other obligations. The Company shall reimburse Executive for all reasonable travel, lodging and other similar expenses incurred in connection with fulfilling his obligations under this Section 7(b).
(c)    Executive hereby agrees that he shall notify the Company promptly (and in any event within two (2) business days) if he is contacted in connection with any governmental investigation that may concern the Company or its affiliates and, without limitation of the foregoing, shall forward to the Company’s General Counsel, by overnight delivery, any subpoena or other document received by him in connection with any such matter within two business days of receipt.
(d)    Executive hereby agrees that he shall notify the Company promptly (and in any event within two (2) business days) if he is contacted in connection with any litigation or proceeding that may concern the Company or its affiliates and, without limitation of the foregoing, shall forward to the Company’s General Counsel, by overnight delivery, any subpoena or other document received by him in connection with any such matter within two (2) business days of receipt.
(e)    Executive acknowledges and agrees that he is not aware of any potential violations of any laws involving the Company or any of its affiliates and/or any potential violations of the Company’s Code of Conduct, in each case that he has not already reported to the Company.
8.    Noncompetition, Nonsolicitation and Nondisclosure.
(a)    For the avoidance of doubt, Executive’s Noncompetition, Nonsolicitation and Nondisclosure Agreement that Executive executed on March 13, 2013, attached hereto as Exhibit A (the “Noncompetition Agreement”), is incorporated by reference herein, and its provisions – except for Sections 12, 16 and 17, to the extent they are in conflict with the provisions of this Agreement – shall continue in full force and effect from and after the Employment Termination Date.
(b)     Further, Executive and Company have agreed that Executive’s Noncompetition Agreement will not preclude Executive from engaging directly or indirectly, whether as an employee, officer, manager, director, shareholder, partner, consultant, or representative, or in any other capacity, with an acute care hospital, so long as the acute care hospital is not a Customer (as defined in Executive’s Noncompetition Agreement). For the avoidance of doubt, the term Customer includes, but is not limited to, Kindred Healthcare, Inc.
9.    Mutual Non-Disparagement Covenant. Executive shall not make any statements, whether written or oral, disparaging or denigrating the Company, including its current, former and future officers, directors, employees, agents, representatives, attorneys, and shareholders. Executive’s obligations under this Section 9 extend to, but are not limited to, text messages, e-mail communications, and comments or postings on blogs, comment boards or social media websites including, but not limited to, Facebook, Twitter, MySpace or LinkedIn. The Company shall instruct its executive officers not to make any statements, whether written or oral, disparaging or denigrating Executive. This Section 9 does not, in any way, restrict or impede the Executive from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order or otherwise violate Section 8 of this Agreement. The Executive shall promptly provide written notice of any such order to the General Counsel of the Company.
10.    General Release of All Claims.
(a)    Release. In exchange for the consideration provided in this Agreement including the offer of continued employment during the Transition Period, Executive knowingly and voluntarily releases and forever discharges the Company and its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Executive has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan);

•	The Immigration Reform and Control Act;

•	The Americans with Disabilities Act of 1990;

•	The Age Discrimination in Employment Act of 1967 (“ADEA”);

•	The Worker Adjustment and Retraining Notification Act;

•	The Fair Credit Reporting Act;

•	The Family and Medical Leave Act;

•	The Equal Pay Act;

•	The False Claims Act (including the qui tam provisions thereof);

•	The Sarbanes-Oxley Act of 2002;

•	The Older Workers Benefit Protection Act;

•	any other federal, state or local law, rule, regulation, or ordinance;

•	any public policy, contract, tort, or common law; or

•	any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.
This Release shall not, however, apply to any rights to indemnification from the Company Executive may have or any benefit to which Executive is entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits or any other welfare benefits required to be provided by statute (claims with respect thereto, collectively, "Excluded Claims").
Executive further agrees, warrants, promises and covenants that, to the maximum extent permitted by law, neither Executive, nor any person, organization, or other entity acting on Executive’s behalf has filed or will file, sued or will sue, caused or will cause, or permitted or will permit to be filed, initiated or will initiate any lawsuit for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Releasees other than Excluded Claims. Executive has not assigned or transferred, and will not assign or transfer, any claim that Executive is waiving and releasing herein, nor has Executive purported to do so. If any claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee is a party.
(b)     Knowing and Voluntary Waiver. Executive has been given but has voluntarily declined twenty-one (21) days to review this Agreement. Executive has been advised to consult with an attorney prior to signing this Agreement. Executive may revoke his signature to this Agreement for a period of seven (7) calendar days following the date on which Executive signs this Agreement. Any revocation within this period must be submitted, in writing, to J. Phenise Poole, Associate General Counsel, and state, “I hereby revoke my acceptance of our Separation Agreement.” The revocation must be personally delivered to J. Phenise Poole or her designee, or mailed to Omnicare, Inc., 900 Omnicare Center, 201 E. Fourth Street, Cincinnati, Ohio 45202, and postmarked within seven (7) calendar days after Executive signs this Agreement. Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original up to twenty-one (21) calendar day consideration period. By signing this Agreement, Executive freely and knowingly, and after due consideration, enters into this Agreement intending to waive, settle and release all claims Executive has or might have against Releasees.
11.    Miscellaneous.
(a)    Requests for Reference. Executive agrees that he shall direct any third party seeking verification of his employment with the Company to Kirsten Marriner, Chief Human Resources Officer. The Chief Human Resources Officer shall address all such requests as appropriate.
(b)    Section 409A Compliance.
(i)    To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code (“Code Section 409A”), and this Agreement shall be construed and applied in a manner consistent with this intent.
(ii)    With respect to any payment or benefit under this Agreement, if any, that is deferred compensation subject to Code Section 409A (after taking into account all exclusions applicable to such payment under Code Section 409A) (the “Separation Payments”), Executive shall not be deemed to have terminated employment until he is deemed to have a Separation from Service (as defined below), and Executive’s right to receive the Separation Payments shall be treated as a right to receive a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii). As used under this Agreement, a “Separation from Service” occurs when Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.
(iii)    Notwithstanding any other provision herein to the contrary, to the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Code Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred, and (iii) the Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(iv)    Notwithstanding any provision to the contrary in this Agreement, in the event that a payment under the Agreement is considered to be nonqualified deferred compensation under Code Section 409A, and such amount is payable by reason of Executive’s termination of employment with the Company, the payment will not be made to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service (as such term is defined above) or (ii) the date of Executive’s death, if Executive is deemed at the time of such Separation from Service to be a Specified Employee as defined in Code Section 409A. All payments and benefits which had been delayed pursuant to the immediately preceding sentence shall be paid to Executive in a lump sum upon expiration of such six-month period (or if earlier upon Executive’s death). In addition, in the event a payment under the Agreement is considered to be nonqualified deferred compensation under Code Section 409A and if such payment could be made or commence in more than one taxable year depending upon when Executive signs the required separation agreement and general release, the payment must be made or commence in the second taxable year.
(c)     Withholding. All payments and benefits payable pursuant to this Agreement shall be subject to reduction by all applicable withholdings, offsets, social security and other federal, state and local taxes and deductions.
(d)     Confidentiality. Executive shall keep the terms of this Agreement absolutely confidential and will not disclose such terms to any other person or entity other than Executive’s legal or tax advisor(s) except as authorized by the Company in writing or to the extent necessary for Executive to comply with applicable laws and regulations.
(e)     Waiver. Failure of the Parties at any time to enforce any provision of this Agreement or to require performance by the other party of any provisions hereof shall in no way affect the validity of this Agreement or any part hereof or the right of either party thereafter to enforce its rights hereunder; nor shall it be taken to constitute a condonation or waiver by the party of that default or any other or subsequent default or breach.
(f)    Return of Company Property. Executive shall return to the Company all files, memoranda, documents, records, electronic records, software, copies of the foregoing, credit cards, keys, identification badges and any other property of the Company or its affiliates in his possession.
(g)    Consent to Jurisdiction and Waiver of Jury Trial. The Parties hereby (i) agree that any suit, proceeding or action at law or in equity (an “Action”) arising out of or relating to this Agreement must be instituted in a state or federal court located within Hamilton County, Ohio; (ii) waive any objection which he or it may have now or hereafter to the laying of the venue of any such Action; (iii) irrevocably submit to the jurisdiction of any such Action; (iv) waive any claim or defense of inconvenient forum; and (v) knowingly, voluntarily, and intentionally waive their right to a jury trial with respect to any claims arising in connection with this Agreement. The Parties irrevocably agree that service of any and all process which may be served in any such Action may be served upon him or it by registered mail to the addresses referred to in Section 11(h) hereof, or to such other address as the Parties shall designate in writing by notice duly given in accordance with Section 11(h) hereof, and that such service shall be deemed effective service of process upon the Parties in any such Action. The Parties irrevocably agree that such service of process shall have the same force and validity as if service were made to him or it according to the law governing such service in the State of Ohio, and waive all claims of error by reason of any such service.
(h)    Notices. All notices or other communications hereunder shall not be binding on either party hereto unless in writing, and delivered to the other party thereto at the following address:
If to the Company:
J. Phenise Poole, Associate General Counsel
Omnicare, Inc.
900 Omnicare Center
201 E. Fourth Street
Cincinnati, OH 45202
If to Executive:
Randall Carpenter
[Address Redacted]
[Address Redacted]
Notices shall be deemed duly delivered upon hand delivery thereof at the above addresses, one day after deposit with a nationally recognized overnight delivery company, or three days after deposit thereof in the United States mails, postage prepaid, certified or registered mail. Any party may change its address for notice by delivery of written notice thereof in the manner provided.
(i)    Assignment. No rights of any kind under this Agreement shall, without the prior consent of the Company, be transferable to or assignable by Executive or any other person or, except as provided by applicable law, be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary.

This Agreement shall be binding upon and shall inure to the benefit of the Company and its respective successors and assigns.
(j)    Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Ohio, without regard to the conflicts of law principles thereof.
(k)    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.
(l)    Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.
(m)    Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties hereto and, except as expressly set forth herein, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, concerning the subject matter hereof, including but not limited to the Omnicare Agreements. All negotiations by the Parties concerning the subject matter hereof are merged into this Agreement, and there are no representations, warranties, covenants, understandings or agreements, oral or otherwise, in relation thereto by the Parties hereto other than those incorporated herein, and the Executive has not relied on any other representations, warranties, covenants, understandings or agreements in signing this Agreement. No subsequent modification or amendment of this Agreement shall be binding unless executed in writing by the Parties.
(n)    Consequences of Breach by Executive. Executive acknowledges that the Company is entering this Agreement in reliance on his promises, agreements, warranties, and covenants to adhere to each of the responsibilities and duties as described throughout this Agreement, and that the promises, agreements, warranties, covenants, duties, responsibilities and obligations set forth in each Section of this Agreement each constitute a material inducement for the Company to enter this Agreement. In the event that Executive materially breaches any provision of this Agreement, Executive agrees that the Company shall cease payments and benefits under Section 3 of this Agreement. Executive further acknowledges and agrees that the Company would be irreparably harmed by any actual or threatened violation of this Agreement that involves disclosure of the existence, terms, or amount payable under this Agreement, or any actual or threatened violations of the provisions contained in Exhibit A to this Agreement. Accordingly, in the event of any violation, threatened violation, or attempted violation of any such provisions by Executive, Executive shall be subject to legal action for such breach or violation and may be held liable to the Company for contractual and/or other legal or equitable remedies, including return of payments provided under this Agreement and, without posting any bond, the Company shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief. Executive agrees to indemnify and hold the Company harmless from and against any and all loss, cost, damage, or expense, including without limitation, attorneys’ fees that arise out of any breach by Executive of this Agreement, including but not limited to the provisions contained in Exhibit A. All rights and remedies of the Company under this Agreement are cumulative and in addition to all other rights and remedies which may be available to the Company.
(o)    Clawback. Executive acknowledges that any compensation provided under this Agreement may be subject to a clawback to the extent required by law under Section 954 of the Dodd-Frank Act.
(p)    Severability. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. For the purpose of avoidance of any confusion, Executive and the Company acknowledge and agree that should any court of competent jurisdiction find any provision contained in Exhibit A to this Agreement to be invalid, illegal or unenforceable, such provision shall be modified only to the minimum extent necessary to render the modified provision valid, legal and enforceable.
[The remainder of this page has been intentionally left blank.]

INTENDING TO BE LEGALLY BOUND, the Parties or their duly authorized representatives have signed this Separation and General Release Agreement as of the date first above written.

OMNICARE, INC.

/s/ Alexander M. Kayne
Name: Alexander Kayne
Title: SVP, General Counsel & Secretary

/s/ Randall A. Carpenter
Randall Carpenter

EXHIBIT A
NONCOMPETITION, NONSOLICITATION AND NONDISCLOSURE AGREEMENT
I, the undersigned, hereby acknowledge that Omnicare, Inc. and its subsidiary and affiliated corporations (hereinafter collectively referred to as "Omnicare" or the “Company’) provide pharmaceutical products and ancillary services, including specialty pharmaceutical products and support services, to long-term care facilities and other healthcare service providers.
In consideration of (1) my salary or wage, as shown on the official payroll records of Omnicare, and the employee benefits offered and/or provided to me; (2) the potential disclosure to me of Omnicare’s Confidential Information (as defined below) in connection with such employment; (3) my access to Omnicare’s Confidential Information; (4) the potential for my career development by reason of such employment, including the opportunity to participate in the development of new Confidential Information; (5) an offer of at-will employment, or continued at-will employment, as the case may be; (6) my participation in the merit increase plan, and/or receipt of any pay increase; (7) an offer of stock awards or incentives through an Company plan; (8) the other promises contained herein; and (9) other good and valuable consideration, Omnicare and I agree as follows:
1.DEFINITIONS
(a)Products. As used in this Agreement, the term "Products" shall mean and include all goods designed, developed, invented, tested, sold, licensed or offered for sale or license by Omnicare at any time during or within (5) five years before my employment with Omnicare.
(b)Business. As used in this Agreement, the term “Business” shall refer to Omnicare’s business of providing pharmaceutical products and ancillary services, including specialty pharmaceutical products and support services, to long-term care facilities and other healthcare service providers.
(c)Competitor. As used in this Agreement, the term “Competitor” shall refer to any individual, corporation, or other business entity that engages, in whole or in part, in the same Business as Omnicare.
(d)Services. As used in this Agreement, the term "Services" shall mean and include all services provided, or offered to be provided, by Omnicare at any time during or within five (5) years before my employment with Omnicare.
(e)Product and Service Information. As used in this Agreement, the term "Product and Service Information" shall mean and include the descriptions, specifications, designs, numbers, names, suppliers, characteristics, costs, prices, delivery and suitability of, and other information relating to, the Products or the Services.
(f)Confidential Information. As used in this Agreement, the term "Confidential Information" shall mean and include, without limitation, the Product and Service Information and all other trade secrets and confidential information proprietary to Omnicare, including, without limitation, (1) the names, addresses, contact persons, purchasing histories, suppliers, equipment needs, equipment designs, purchasing frequency, prices paid, and other information relating to the present and prospective Customers of Omnicare; (2) information concerning the Business, personnel, or systems and plans; (3) information learned or generated by Omnicare with regard to the products, services, processes, designs, data, personnel, and business of its Competitors; (4) computer technology, programs, and data, whether online or off-loaded on disk format; (5) sales, marketing, and prospecting methodologies; (6) plans and materials; and (7) any other such plans, programs, methodologies and materials used in managing, marketing or furthering the Business.
(g)Customer. As used in this Agreement, the term “Customer” shall refer to Omnicare’s customers and shall include any and all individuals, organizations, or business entities that: (1) were actual customers or clients of Omnicare during my employment, or which were prospective customers of Omnicare within that period of time; and (2) with which or whom I had contact or about whom I obtained Confidential Information during my employment from Omnicare. For purposes of this definition, an individual, organization, or business entity is a “prospective” client or customer of Omnicare if I or any other Omnicare employee, officer or manager took steps to obtain or secure the business of the individual, organization, or business entity.
(h)Restricted Area. As used in this Agreement, the term “Restricted Area” shall include the entire geographic area of the United States of America.

(i)Restricted Period. As used in this Agreement, the term “Restricted Period” shall include the twelve (12) months following the termination of my employment with Omnicare for any reason, whether voluntary or involuntary.
(j)Inventions. As used in this Agreement, the term “Inventions” shall include ideas, suggestions, inventions, trademarks, business plans, improvements, variations, modifications, substitutes, and other developments or improvements conceived by me, alone or with others, while I am employed by Omnicare, during working hours, that are within the scope of Omnicare’s Business or that relate to any Omnicare work or projects.
2.ACKNOWLEDGEMENTS
(a)    I acknowledge that in the course of my employment with Omnicare, I will be exposed to Omnicare’s Confidential Information relating to the Business and its operations, and that Omnicare’s Confidential Information is a valuable, special, and unique asset belonging exclusively to Omnicare. I further acknowledge that Omnicare has a legitimate right and business need to protect its Confidential Information. I acknowledge that keeping Omnicare’s Confidential Information confidential is essential to the growth and stability of Omnicare, and that the unauthorized use or disclosure to any person or entity of any of the Confidential Information will result in immediate and irreparable injury to Omnicare.
(b)    I acknowledge that the services which I perform or will perform for Omnicare are special, unique, extraordinary, and intellectual in character, and that my employment with Omnicare places me in a position of confidence and trust with the Customers and employees of Omnicare.
(c)    I acknowledge that the provisions set forth in this Agreement have been specifically tailored to protect Omnicare’s legitimate business interests and needs, that the provisions set forth in this Agreement are necessary in order to protect and maintain the proprietary interests and other legitimate business interests of Omnicare, and that the enforcement of such provisions will not prevent me from earning a livelihood.
(d)    I acknowledge that my position with Omnicare may place me in a close business relationship with Omnicare’s customers and/or agents or employees, potentially involving me as the primary or even sole contact on behalf of Omnicare.
(e)    I acknowledge that all provisions set forth in this Agreement are reasonable in scope and specifically acknowledge that the definition of “Restricted Area” is reasonable.
(f)    I acknowledge that and give Omnicare permission to contact my future employers to determine my compliance with this Agreement or to communicate the contents of this Agreement to such employers.
(g)    I further acknowledge that there is valid and valuable consideration for this Agreement.
3.NON-COMPETITION
I shall not at any time during my employment with Omnicare, or during the Restricted Period, engage directly or indirectly, whether as an employee, officer, manager, director, shareholder, partner, consultant, or representative, or in any other capacity, of or in association with any Competitor, in any Business or activity within the Restricted Area that directly or indirectly competes with Omnicare in the Business.
4.NONSOLICITATION OF CUSTOMERS
(a)While I am employed by the Company, and during the Restricted Period, I agree to the following:
(b)I will not directly or indirectly contact, solicit, serve, cater or provide any products or services similar to the Products or the Services to any Customer, or attempt to directly or indirectly contact, solicit, serve, cater or provide any products or services similar to the Products or the Services to any Customer;
(c)I will not directly or indirectly influence solicit, induce, encourage, influence or attempt to solicit, induce, encourage, or influence any Customer to terminate any Business or patronage of Omnicare or to direct or transfer any Business or patronage away from Omnicare; and
(d)I will not directly or indirectly interfere with or disrupt any relationship, contractual or otherwise, between Omnicare, and its Customers, clients, employees, contractors, agents, suppliers, distributors or other similar parties.

5.NON-SOLICITATION OF EMPLOYEES
I acknowledge that those officers, managers, or employees now or hereafter associated with or employed by Omnicare are an integral part of Omnicare’s Business and that it is extremely important for Omnicare not to lose such officers, managers, or employees. Therefore, while I am employed by the Company, and during the Restricted Period, I agree to the following:
(a)    I shall not directly or indirectly hire, engage, or attempt to hire or engage any individual, who is or was an officer, manager, or employee of Omnicare to work for or perform services for any other entity;
(b)    I shall not share any of Omnicare officer’s, manager’s, or employee’s name or contact information with any other person or entity so that the person or entity can speak to that individual about ending their employment with Omnicare; and
(c)    I shall not participate in any interviewing or hiring of an Omnicare officer, manager, or employee to work for any other person or entity.
6.SURVIVAL OF PRIOR RESTRICTIVE COVENANTS RELATED TO AN ACQUISITION OR MERGER.
Notwithstanding anything in this Agreement, I acknowledge and agree that any covenants restricting me from competing with Omnicare, from soliciting Omnicare’s customers or from soliciting Omnicare’s employees in which I entered in relation to Omnicare’s purchase of or merger with an entity engaged in the Business (the “Acquisition Covenants”) shall remain in full force and effect pursuant to their terms.  I further acknowledge and agree that I am bound for the full term of the Acquisition Covenants and that during any time period in which the term of the Acquisition Covenants and the Restricted Period may coincide, I will be bound to comply concurrently with the Acquisition Covenants and my obligations pursuant to this Agreement.
7.NONDISCLOSURE OF CONFIDENTIAL INFORMATION
I shall keep all of Omnicare’s Confidential Information in strict confidence and shall not directly or indirectly reveal or disclose to any third party (except in the performance of my normal and regular job duties or as authorized by Omnicare’s Chief Executive Officer) all or any portion of Omnicare’s Confidential Information, nor make use of Omnicare’s Confidential Information for my own benefit, or for the benefit of any Competitor, regardless of whether stored on paper, electronically, or memorized by me. I agree that during my employment with Omnicare and thereafter, I will review and comply with all Omnicare policies on privacy of Omnicare’s Confidential Information and patient information. The restriction set forth in this Paragraph shall apply until the end of time.
8.RETURN OF CONFIDENTIAL INFORMATION AND COMPANY PROPERTY
No later than five (5) business days following my separation from Omnicare for any reason whatsoever, I shall return to Omnicare all Confidential Information and all copies and abstracts thereof in my possession either at work, at home, or elsewhere, whether in paper or electronic form. This includes Confidential Information stored on my home computer, personal digital assistant (PDA), cell phone, or any other data storage device. I will not download, copy, email, or delete any information or files from any computer assigned or made available to me by Omnicare, and I will not install any wiping utilities or programs that are designed to or have the effect of deleting or overwriting any information or files from any computer assigned or made available to me by Omnicare. After I return all Confidential Information to Omnicare, I will delete the Confidential Information from my home computer, cell phone, PDA, and/or other storage devices and not maintain any paper or electronic copies whatsoever. I shall, upon request, certify in writing and under penalty of perjury, that I did not retain originals, copies, or abstracts of any Confidential Information. Furthermore, no later than five (5) business days following my separation from Omnicare for any reason whatsoever, I shall deliver to Omnicare all materials, documents, and property, including, but not limited to, cellular phones, pagers, personal computer equipment, demonstration equipment, supplies, brochures, price books, customer lists, employee manuals, internal memoranda, keys, charge cards, business cards, or similar items, that I received by reason of my employment with Omnicare.

9.OWNERSHIP OF INVENTIONS
All Inventions are the exclusive property of Omnicare. I agree to assist Omnicare, at its expense, to obtain patents or other applicable legal protections on such patentable Inventions, and agree to execute all documents necessary to obtain such protections in the name of Omnicare.
(a)    Omnicare shall have a right of first refusal for an exclusive license to all ideas, suggestions, inventions, trademarks, business plans, improvements, variations, modifications, substitutes, and other developments or improvements conceived by me, alone or with others, outside of work hours, while I am employed by Omnicare, that are within the scope of Omnicare’s Business or that relate to Omnicare work or projects. If, through good faith negotiations, Omnicare and I cannot agree on the terms of such license, I may, free from any obligation or liability, develop or license the idea, invention, trademark, or other development or improvement as I choose.
(b)    I will disclose to Omnicare all Inventions that I develop or conceive, alone or with others, during working hours and/or during the course of my employment with Omnicare, that are within the scope of Omnicare’s Business or that relate to any Omnicare work or projects. I agree to provide disclosure in the form of sketches, drawings, devices, models, written descriptions or orally, as may be requested by Omnicare.
(c)    I assign to Omnicare my entire right, title, and interest in and to any and all Inventions, including all patent, copyright and trademark and patent copyright and trademark application rights relating to them. I further agree to execute any documents Omnicare shall deem necessary or desirable for the transfer of rights to it, or for the preparation, filing, prosecution and procuring of patent applications, trademark or trade name applications or copyright registrations.
(d)    I shall assist Omnicare in the prosecution or defense of any action or proceeding related to or arising from the rights and obligations set forth in this Paragraph 9, including, but not limited to, testifying, reviewing documents, and consulting with Omnicare and its counsel at such times and locations as may be requested.
(e)    I understand that Omnicare will reimburse me for all reasonable out-of-pocket costs incurred by me in performing the obligations of this Paragraph 9 at the direction of or with the prior consent of Omnicare, including, but not limited to, the preparation of documents, drawings, models and plans, transfer and assignment of improvements, inventions, and other discoveries described above.
10.CONSEQUENCES OF BREACH
I acknowledge and agree that, should I violate or otherwise breach any of the terms of this Agreement, I shall not receive, and Omnicare will immediately cease payment of, any and all sums remaining to be paid to me pursuant to any severance agreement, change of control agreement, or any other agreement, policy, or plan that may obligate Omnicare to provide cash payments or other benefits to me after the termination of my employment with Omnicare (the "Severance Agreements"), if any. I agree that the non-payment and/or cessation of payments described in this Paragraph shall not constitute a breach of any Severance Agreements. In such event, I will also be required to pay back to Omnicare all sums or benefits paid or provided to me by Omnicare under the Severance Agreements, if any. In the event that I engage in activities in violation of Paragraph 3, Paragraph 4, Paragraph 5, Paragraph 6, or Paragraph 7 of this Agreement, then the Restricted Period shall automatically be extended for a period equal to the period during which I shall have been in violation of such Paragraphs.
11.INJUNCTIVE RELIEF
I acknowledge and agree that the provisions of Paragraphs 3, 4, 5, 6, or 7 of this Agreement are reasonable and appropriate in all respects, and in the event of any violation by me of any such provisions, Omnicare would suffer irreparable harm and its remedies at law would be inadequate. Accordingly, in the event of any violation, threatened violation, or attempted violation of any such provisions by me, Omnicare shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief. I agree to indemnify and hold Omnicare harmless from and against any and all loss, cost, damage, or expense, including without limitation, attorneys’ fees that arise out of any breach by me of this Agreement. All rights and remedies of Omnicare under this Agreement are cumulative and in addition to all other rights and remedies which may be available to Omnicare from time to time, under any other agreement, at law, or in equity.

12.LIMITATIONS OF ACTIONS
I agree not to commence any action or suit related to my employment with Omnicare: (1) more than six (6) months after the termination of my employment, if the action or suit is related to the termination of my employment; or (2) more than six (6) months after the event or occurrence on which my claim is based, if the action or suit is based on an event or occurrence other than the termination of my employment. I further agree to waive any statute of limitations that is contrary to this Paragraph.
13.EMPLOYMENT AT WILL
I shall be an employee at will and nothing in this Agreement shall be construed to grant to me any right to continuing employment on any terms or for any period of time. I acknowledge that my employment with Omnicare may be terminated by either me or Omnicare at any time, for any reason, with or without notice.
14.CONTINUATION OF AGREEMENT
This Agreement shall continue in effect during my employment with Omnicare and shall remain in effect following the termination of my employment with Omnicare for any reason, whether voluntary or involuntary, with or without cause.
15.REPRESENTATIONS AND WARRANTIES
I hereby represent and warrant that the following statements are true and shall remain true during the term of this Agreement. I understand that Omnicare has relied upon these representations and warranties in connection with the decision to hire and/or retain me as an employee.
I am not a party to any contractual arrangement with any entity that is in the nature of a noncompetition or nonhire agreement.
My acceptance of employment or my continued employment with Omnicare will not constitute a breach of any prior employment agreement or restrictive covenant with any entity.
I have not disclosed or agreed to disclose any confidential or proprietary business information or trade secrets of any entity in any communications with Omnicare.
In performing my duties for Omnicare, I will be able to carry out my employment responsibilities without breaching any duties or misappropriating confidential or proprietary business information or trade secrets of any other entity.
I have not been asked by any Omnicare representative to disclose to or use on behalf of the Company any confidential or proprietary business information or trade secrets of any entity, and I will not disclose to or use on behalf of the Company any such information.
I have not copied any customer lists, files, records, databases or other electronically maintained information, or records of any entity in violation of any law or agreement, and I have not brought with me or retained copies of any such information or any other non-public business or financial information or trade secrets of any entity.
I represent and warrant that I will provide a copy of this Agreement to all employers and/or prospective employers with whom I apply during my employment and during the Restricted Period following the termination of my employment.
16.GOVERNING LAW AND FORUM, WAIVER OF JURY TRIAL AND     REMEDIES
This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio without regard to its choice of laws provisions. All actions arising from or relating to this Agreement shall be commenced in a federal or state court located within the state of Ohio, and I hereby consent to the exercise of personal jurisdiction by and venue in any such court. If such court should deem any covenant herein to be invalid, illegal or unenforceable, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. The Parties hereby knowingly, voluntarily, and intentionally waive their right to a jury trial with respect to any claims arising in connection with this Agreement. I also acknowledge that the remedy at law for any breach or threatened breach of this Agreement will be inadequate and, accordingly, that Omnicare shall, in addition to all other available remedies (including, without limitation, seeking such damages as they can show they have sustained by reason of such breach), be entitled to injunctive relief. All rights and remedies of Omnicare under this Agreement are cumulative and in addition to all other rights and remedies which may be available to Omnicare from time to time, under any other agreement, at law, or in equity.
17.COOPERATION AND NOTICE
I agree to assist the Company with respect to all reasonable requests to provide documents, testify, or otherwise assist in connection with any legal proceeding relating to the Company, including but not limited to, any Federal, state or local government audit, proceeding or investigation, other than proceedings relating to the enforcement of this Agreement or other proceedings in which I am a named party whose interests are adverse to those of the Company. In addition, unless otherwise required by law, I agree to immediately notify the General Counsel of the Company of all subpoenas issued to me or contact made with me by any government official or law enforcement agency relating in any way to Omnicare or to my employment and to provide the Company with a copy of any subpoena upon receipt. Nothing in this Paragraph shall prevent me from communicating with government officials or law enforcement or participating in any government or law enforcement investigation.
18.CAPACITY TO ENTER AGREEMENT
I represent and warrant that I am entering into this Agreement freely and voluntarily, intending to be bound thereby. I affirm that I am able to comply with this Agreement, even after the termination of my employment with Omnicare.
19.BINDING EFFECT AND ASSIGNMENT
This Agreement shall be binding upon and inure to my benefit and the benefit of my heirs, assigns, successors and legal and personal representatives. This Agreement shall inure to the benefit of Omnicare, its subsidiaries, affiliates, and related entities, as well as Omnicare’s successors and assigns.
20.ENTIRE AGREEMENT AND AMENDMENT AND WAIVER
This Agreement together with any covenants restricting me from competing with Omnicare, from soliciting Omnicare’s customers or from soliciting Omnicare’s employees in which I entered in relation to Omnicare’s purchase of or merger with an entity engaged in the Business (the “Acquisition Covenants”) shall remain in full force and effect pursuant to their terms and together constitute the entire agreement with respect to its subject matter and supersedes all prior and contemporaneous promises, understandings and agreements relating to this subject matter. No provision of this Agreement may be amended, altered, or waived except in a writing, expressly referring to this Agreement, signed by the undersigned and Omnicare's General Counsel, but with respect to Omnicare’s Executive Officers, signed by both the Chief Executive Officer and the General Counsel. The waiver by Omnicare of a breach by me shall not operate or be construed as a waiver of any subsequent breach by me or any other employee.
21.SEVERABILITY
In the event that any provision or portion of this Agreement or its application shall be held invalid or unenforceable, it shall be deemed severable and shall not affect any other provision of the Agreement, which shall continue in full force and effect.
22.INTERPRETATION
No rule of construction requiring interpretation against the draftsman hereof shall apply in the interpretation of this Agreement.
23.COUNTERPARTS
This Agreement may be executed in several counterparts, each of which shall constitute an original, but all of which shall constitute one and the same instrument. Facsimile and electronic copies of this executed Agreement or signed counterparts shall be deemed originals.

IN WITNESS WHEREOF, the Parties hereto have executed or caused its duly authorized officer to execute this Agreement, as of the 13th day of March, 2013.

/s/ Randall A. Carpenter
Signature

Randall A. Carpenter
Print Full Name

3/13/13
Date

EXHIBIT B
GENERAL RELEASE
I, Randall Carpenter, on behalf of myself and my heirs, executors, administrators and assigns, in consideration of the benefits provided in Section 3 of the Separation and General Release Agreement between Omnicare, Inc. (the “Company”), and Randall Carpenter, dated as of February 27, 2014 (the “Separation Agreement”), to which this General Release (the “Release”) is attached, do hereby knowingly and voluntarily release and forever discharge the Company and its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Release as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which I have or may have against Releasees as of the date of execution of this Release, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan);

•	The Immigration Reform and Control Act;

•	The Americans with Disabilities Act of 1990;

•	The Age Discrimination in Employment Act of 1967 (“ADEA”);

•	The Worker Adjustment and Retraining Notification Act;

•	The Fair Credit Reporting Act;

•	The Family and Medical Leave Act;

•	The Equal Pay Act;

•	The False Claims Act (including the qui tam provisions thereof);

•	The Sarbanes-Oxley Act of 2002;

•	The Older Workers Benefit Protection Act;

•	any other federal, state or local law, rule, regulation, or ordinance;

•	any public policy, contract, tort, or common law; or

•	any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.
If any claim is not subject to release, to the extent permitted by law, I waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee is a party.
This Release shall not, however, apply to any obligation of the Company pursuant to the Separation Agreement, any rights to indemnification from the Company I may have or any benefit to which I am entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits or any other welfare benefits required to be provided by statute (claims with respect thereto, collectively, "Excluded Claims").
I have been given but have voluntarily declined twenty-one (21) days to review this Release. I have been advised to consult with an attorney prior to signing of this. I understand that I may revoke my signature to this Release for a period of seven (7) calendar days following the date on which I sign this Release. Any revocation within this period must be submitted, in writing, to J. Phenise Poole, Associate General Counsel, and state, “I hereby revoke my acceptance of the General Release.” The revocation must be personally delivered to J. Phenise Poole or her designee, or mailed to Omnicare, Inc., 900 Omnicare Center, 201 E. Fourth Street, Cincinnati, Ohio 45202, and postmarked within seven (7) calendar days after Executive signs this Release. Executive agrees that any modifications, material or otherwise, made to this Release do not restart or affect in any manner the original up to twenty-one (21) calendar day consideration period. By signing this Release, Executive freely and knowingly, and after due consideration, enters into this Release intending to waive, settle and release all claims Executive has or might have against Releasees.
I further agree, warrant, promise and covenant that, to the maximum extent permitted by law, neither I, nor any person, organization, or other entity acting on my behalf has filed or will file, sued or will sue, caused or will cause, or permitted or will permit to be filed, initiated or will initiate any lawsuit for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Releasees other than Excluded Claims. I have not assigned or transferred, and will not assign or transfer, any claim that I am waiving and releasing herein, nor have I purported to do so.
This Release will be governed by and construed in accordance with the laws of the State of Ohio. If any provision in this Release is held invalid or unenforceable for any reason, the Executive intends that such portion be modified to make it enforceable to the maximum extent permitted by law. If any such portion cannot be modified to be enforceable, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.
For the avoidance of doubt, nothing contained herein shall preclude me from enforcing my rights to the benefits due and owing to me under the Separation Agreement. I also acknowledge that any dispute regarding the terms of this Release shall be subject to Section 11(g) of the Separation Agreement.

IN WITNESS WHEREOF, I have executed this Executive Release on this 28th day of March, 2014.

/s/ Randall A. Carpenter
Randall A. Carpenter